                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549



                                  FORM 8-K



                               CURRENT REPORT



                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



DATE OF REPORT (Date of earliest event reported):              October 21, 1999



                      STEINWAY MUSICAL INSTRUMENTS, INC.
             (Exact name of registrant as specified in its charter)



         DELAWARE                    001-11911                   35-1910745
(State or other jurisdiction        (Commission                (IRS Employer
    of incorporation)               File Number)             Identification No.)



800 SOUTH STREET, SUITE 425
WALTHAM, MASSACHUSETTS                                          02453-1472
(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code               (781) 894-9770

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Item 5. OTHER EVENTS

     On October 21, 1999 Steinway Inc., an indirect wholly owned subsidiary of Steinway Musical Instruments, Inc., retained IMG Licensing to represent the STEINWAY & SONS trademark for the development of a global licensing initiative. See press release attached as Exhibit 99.1 for additional details.

     On November 1, 1999 Boston Piano Company, an indirect wholly owned subsidiary of Steinway Musical Instruments, Inc., and Young Chang Co., Ltd. of Korea jointly announced an agreement under which Young Chang will manufacture a new line of grand and upright pianos designed by Steinway. See press release attached as Exhibit 99.2 for additional details.

     On November 10, 1999 Steinway, Inc. acquired 100% of the outstanding stock of The O.S. Kelly Corporation ("Kelly") from a small group of private investors for $2,800,000 in cash. Bank debt assumed at the closing, net of cash on hand, approximated $93,000. The acquisition included the following subsidiaries of Kelly: The O.S. Kelly Company and The O.S. Kelly Company of Arkansas, Inc. Kelly has its manufacturing facilities in Springfield, Ohio and employs approximately 50 skilled workers. For its fiscal year ending October 31, 1999, Kelly's earnings before interest, depreciation and taxes, adjusted for certain non-continuing expenses, approximated $750,000. See press release attached as Exhibit 99.3 for additional details.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS


     (c)       Exhibits

     Number            Description
     ------            -----------
     99.1      Press Release issued by the Company on October 21, 1999 announcing the IMG Licensing Agreement
     99.2      Press Release issued by the Company on November 1, 1999 announcing the Boston Piano and Young Chang Agreement
     99.3      Press Release issued by the Company on November 3, 1999 announcing the acquisition of The O.S. Kelly Corporation

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                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                STEINWAY MUSICAL INSTRUMENTS, INC.



                                /s/  Dana D. Messina
                                -------------------------------------------
                                Dana D. Messina
                                Director, President and Chief Executive Officer


Date: December 7, 1999